                                                                     EXHIBIT 12

                 SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                       COMPUTATION OF RATIOS OF EARNINGS
                  FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (a)

                                                            Years Ended December 31,
                                             ----------------------------------------------------
                                                                (In Thousands)

                                               1996       1995       1994       1993       1992
                                             --------   --------   --------   --------   --------
Earnings from Continuing Operations:
    Income before income taxes               $150,219   $134,124   $ 76,098   $127,617   $126,691
    Fixed charges (see computation below)      43,028     48,779     47,575     58,249     47,995
                                             --------   --------   --------   --------   --------


Total Earnings Available for Fixed Charges   $193,247   $182,903   $123,673   $185,866   $174,686
                                             ========   ========   ========   ========   ========
Fixed Charges:
    Interest expense before deducting
       interest capitalized                  $ 41,147   $ 46,859   $ 45,900   $ 56,599   $ 46,298
    Rentals(b)                                  1,881      1,920      1,675      1,650      1,697
                                             --------   --------   --------   --------   --------

                                             $ 43,028   $ 48,779   $ 47,575   $ 58,249   $ 47,995
                                             ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                4.5        3.7        2.6        3.2        3.6
                                             ========   ========   ========   ========   ========







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(a)  Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and unconsolidated affiliates.